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                                   FORM N-8A

                          Scudder Weisel Capital Funds

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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                      Name:  Scudder Weisel Capital Funds

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                                88 Kearny Street
                            San Francisco, CA 94108

             Telephone Number (including area code): (415) 262-6100

               Name and address of agent for service of process:

                              c/o Peter H. Mattoon
                                   President
                           Scudder Weisel Capital LLC
                                88 Kearny Street
                            San Francisco, CA 94108

                                   Copies to:

                              Robert W. Helm, Esq.
                                    Dechert
                              1775 Eye Street, NW
                              Washington, DC 20006
Check appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                             YES  /X/    NO  / /
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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of the registration to be duly signed on its behalf in the city of San Francisco on the 29th day of December, 2000.



                                       Scudder Weisel Capital Funds



                                       By:  /s/ Peter Mattoon
                                            -----------------------------

                                       Peter Mattoon
                                       President and Trustee


Attest: /s/ Christopher E. Nordquist
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Name:  Christopher E. Nordquist
Title: Vice President and Secretary